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                                EXHIBIT 12.1
                    AMERICAN EXPRESS CREDIT CORPORATION
        COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (millions)


                                             Years Ended December 31,
                                             ------------------------


                                     1999     1998    1997      1996      1995
                                     ----     ----    ----      ----      ----
Earnings:
Net Income                           $223     $237    $212      $215      $197
Income tax provision                  120      128     114       115       105
Interest expense                    1,130    1,190   1,125     1,117     1,054
                                    -----    -----   -----     -----     -----
Total earnings                     $1,473   $1,555  $1,451    $1,447    $1,356
                                    =====    =====   =====     =====     =====
Fixed charges - interest expense   $1,130   $1,190  $1,125    $1,117    $1,054
                                    =====    =====   =====     =====     =====
Ratio of earnings to fixed charges   1.30     1.31    1.29      1.30      1.29

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Note: Gross rentals on long-term leases were minimal in amount in each of the periods shown.

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                                EXHIBIT 12.2
                          AMERICAN EXPRESS COMPANY
        COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                           (Dollars in millions)


                                          Years Ended December 31,
                                          ------------------------



                                    1999    1998    1997    1996      1995
                                    ----    ----    ----    ----      ----
     Earnings:
        Pretax income from
         continuing operations   $3,438   $2,925  $2,750  $2,664     $2,183
        Interest expense          2,178    2,224   2,122   2,160      2,343
        Other adjustments           151      124     127     139         95
                                 ------   ------  ------  ------     ------
     Total earnings (a)          $5,767   $5,273  $4,999  $4,963     $4,621
                                 ------   ------  ------  ------     ------
     Fixed charges:
       Interest expense          $2,178   $2,224  $2,122  $2,160     $2,343
       Other adjustments            152      129     129     130        135
                                 ------   ------  ------  ------     ------
     Total fixed charges (b)     $2,330   $2,353  $2,251  $2,290     $2,478
                                 ------   ------  ------  ------     ------
     Ratio of earnings to
       fixed charges (a/b)         2.48     2.24    2.22    2.17       1.86

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Included in interest expense in the above computation is interest expense related to the international banking operations of American Express Company ("American Express") and Travel Related Services' Cardmember lending activities, which is netted against interest and dividends and Cardmember lending net finance charge revenue, respectively, in the Consolidated Statements of Income of American Express.

For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for at equity whose debt is not guaranteed by American Express, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for at equity.

For purposes of the "fixed charges" computation, other adjustments include capitalized interest costs and the interest component of rental expense.

In the fourth quarter of 1995, American Express' ownership in First Data Corporation ("FDC") was reduced to approximately 10 percent as a result of shares issued by FDC in connection with a merger transaction. Accordingly, as of December 31, 1995, American Express' investment in FDC is accounted for as Investments - Available for Sale.